Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-4
(Form Type)

Perceptive Capital Solutions Corp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Note	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	1	Equity	New Freenome Common Stock to be issued to PCSC shareholders	457(c), 457(f)(1)	11,067,500	N/A	$124,786,062.50	$0.00013810	$17,232.96
Fees to Be Paid	2	Equity	New Freenome Common Stock to be issued to Freenome Stockholders	457(o), 457(f)(2)	72,000,000	N/A	$2,160.00	$0.00013810	$0.30
Fees Previously Paid		—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities		—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts						$124,788,222.50		$17,233.26
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$17,233.26

(1)
Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”), will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with PCSC’s amended and restated memorandum and articles of association, Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Domestication”). All securities being registered will be issued by PCSC (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Freenome, Inc.” In connection with and immediately prior to the Domestication, each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share, of PCSC (the “PCSC Class B Shares”) will be elected to convert, on a one-for-one basis, into Class A ordinary shares, par value $0.0001 per share, of PCSC (the “PCSC Class A Shares”), as further described in the proxy statement/prospectus. At the effective time of the Domestication, each of the then-issued and outstanding PCSC Class A Shares will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Freenome, Inc. (the “New Freenome Common Stock”). The proposed maximum offering price per share of New Freenome Common Stock is estimated in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee and is based upon a per share price of $11.275, which is the average of the high and low prices per share of the PCSC Class A Shares on April 23, 2026, as reported on the Nasdaq Global Market. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of New Freenome Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration to be Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
11,067,500	$11.275	$124,786,062.50			$124,786,062.50

(2)
Represents a good faith estimate of the maximum number of shares of New Freenome Common Stock to be issued to holders of shares of Freenome Holdings, Inc. common stock and preferred stock ("Freenome Stockholders”) upon completion of the Business Combination, estimated solely for the purposes of calculating the registration fee. The consideration to Freenome Stockholders will be determined on the closing date of the Business Combination by reference to an exchange ratio based on an implied Freenome base equity value of $725,000,000, subject to certain adjustments as set forth in the Business Combination Agreement. Freenome is a private company, no public market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is calculated pursuant to Rules 457(o) and 457(f)(2) as one-third of the aggregate par value of the Freenome securities expected to be exchanged in connection with the Business Combination.

Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration to be Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
72,000,000	$0.00003	$2,160.00			$2,160.00